Elizabeth Arden
                             (Company Red Door Logo)


** FOR IMMEDIATE RELEASE **


               ELIZABETH ARDEN, INC. REPORTS THIRD QUARTER RESULTS

                   * EPS up 11% to $1.64; Above Expectations *
                         * Company's Net Sales Up 10% *
                  * EBITDA Up 8%; In-Line with Prior Guidance *


    Miami, Florida (December 4, 2002) - Elizabeth Arden, Inc. (NASDAQ: RDEN), a leading global prestige fragrance and beauty products company, today reported its third consecutive quarter of significantly improved financial results for fiscal 2003.

THIRD QUARTER RESULTS

     Net sales increased 10% to $314.8 million compared with $286.2 million in the third quarter of fiscal 2002. Sales growth was driven by continued strength of the "open-sell" program with certain retailers, which was expanded during the year to include significantly more doors. Also contributing to top line growth are the Company's newly launched fragrances, ardenbeauty and Forever Elizabeth, as well as the addition of certain popular distribution brands. Finally, the Company's travel retail business continues to recover, with solid sales increases as compared to the prior year period. The net sales increase was partially offset by weak sales across the beauty category in U.S. department stores and fewer U.S. prestige department store doors.

    Gross profit increased 14.7% to $137.1 million, for a gross margin of 44%, compared with gross profit of $119.5 million, for a gross margin of 42%, in the prior year period. The gross margin improvement is a result of higher margins on new products, a reduction in the effect of the "high cost" Elizabeth Arden inventory which impacted fiscal 2002 results and certain supply chain efficiencies, partially offset by increased sales of certain distributed brands. Selling, general and administrative expenses increased to $61.5 million, or 20% of net sales, compared with $49.3 million, or 17% of net sales, for the same period last year, reflecting increased spending in advertising and promotion to support the Elizabeth Arden "Open for Beauty" campaign with Catherine Zeta Jones and our fragrance launches.

     EBITDA (earnings before interest, taxes, depreciation, and amortization) for the third quarter was $75.5 million, in-line with the Company's previously provided guidance for the quarter and higher than EBITDA of $70.1 million in the third quarter of fiscal 2002. Net income attributable to common shareholders increased 13% to $36.8 million ($1.64 per diluted share), compared with $32.6 million ($1.48 per diluted share) for the same period last year, exceeding the analysts' consensus estimate of $1.58 per diluted share.

     As of October 26, 2002, inventories were $199.7 million, below the prior fiscal year's level of $214.1 million, reflecting improved working capital efficiencies. Short-term borrowings totaled $125.0 million at the end of the third quarter, compared to $133.6 million at the end of the third quarter of the prior fiscal year, with approximately $50 million of availability under the Company's revolving credit facility.


NINE MONTHS RESULTS

     Net sales for the first nine months of fiscal 2003 increased 11% to $582.3 million compared with $523.9 million for the same period of the prior fiscal year. Gross profit increased 21% to $239.7 million, for a gross margin of 41%, compared with a gross profit of $198.7 million, for a gross margin of 38%, in the prior year period. Selling, general and administrative expenses were $163.2 million, or 28% of net sales, compared with $158.7 million, or 30% of net sales, for the same period last year. EBITDA for the nine month period increased to $76.5 million, a $36.5 million increase over EBITDA of $40.1 million for the same period last year.

     E. Scott Beattie, Chairman, President and Chief Executive Officer of Elizabeth Arden, Inc., commented, "We are pleased with the momentum in our business and the consistent positive performance year to date, despite the continuing challenges regarding consumer sentiment and unsettled world conditions. The ability to achieve a 90% increase in EBITDA year-to-date over last year in this difficult retail environment demonstrates the benefits of fully integrating the Elizabeth Arden business and the strength of our business model. Our results also reflect a tremendous effort by our management team globally to re-position our business and focus on improving profitability across all business units. Further, we have continued to improve our balance sheet by reducing seasonal debt levels and working capital requirements despite an 11% increase in net sales."

     Mr. Beattie added, "We also continue to make significant strides in our brand building efforts. During the third quarter we launched our 'Open for Beauty' campaign featuring our corporate spokesperson, Catherine Zeta Jones, and last month we began television advertising for our new Elizabeth Taylor fragrance, Forever Elizabeth. We are pleased with the performance of our new fragrances, as well as with the initial success of our marketing programs, and believe they will continue to enhance the image and recognition of the Elizabeth Arden and Elizabeth Taylor brands."

OUTLOOK FOR FISCAL 2003

     With respect to the remainder of fiscal 2003, the Company still expects to achieve net sales and EBITDA within its previously provided guidance but at the lower end of the range provided, reflecting the ongoing weakness in the global economy and challenging retail environment. The Company estimates net sales of approximately $735 million to $745 million and EBITDA of approximately $95 million to $100 million for the full year.

     Elizabeth Arden is a leading global prestige fragrance and beauty products company. The Company's portfolio of leading brands includes the fragrance brands Red Door, Elizabeth Arden green tea, 5th Avenue, ardenbeauty, Elizabeth Taylor's White Diamonds, Passion and Forever Elizabeth, White Shoulders, Geoffrey Beene's Grey Flannel, Halston, Halston Z-14, Unbound, PS Fine Cologne for Men, Design and Wings; the Elizabeth Arden skin care line, including Ceramides and Millenium; and the Elizabeth Arden cosmetics line.

Company Contact:    Marcey Becker, Senior Vice President, Finance
                  (203) 462-5809

Investor Contact:   Cara O'Brien/Priya Akhoury
                  FD Morgen-Walke Associates
                  (212) 850-5600

Press Contact: Laura Novak
                  FD Morgen-Walke Associates
                  (212) 850-5600

    In connection with the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995, Elizabeth Arden, Inc., is hereby providing cautionary statements identifying important factors that could cause our actual results to differ materially from those projected in forward-looking statements (as defined in such act) made in this Quarterly Report on Form 10-
Q. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, through the use of words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "intends," "plans" and "projection") are not historical facts and may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, the following key factors that have a direct bearing on our results of operations: our substantial indebtedness and debt service obligations; our ability to successfully and cost-effectively integrate acquired businesses or new brands; our absence of contracts with customers or suppliers and our ability to maintain and develop relationships with customers and suppliers; international and domestic economic and business changes that could impact consumer confidence, our customers' financial condition, our ability to access capital for acquisitions and the assumptions underlying our critical accounting estimates; the retention and availability of key personnel; changes in the retail, fragrance and cosmetic industries; our ability to launch new products and implement our growth strategy; the impact of competitive products and pricing; changes in product mix to less profitable products; risks of international operations, including foreign currency fluctuations; economic and political consequences of terrorist attacks and political instability in certain regions of the world; delays in shipments, inventory shortages and higher costs of production due to interruption of operations at key manufacturing or fulfillment facilities that, after consolidations of manufacturing and fulfillment locations, manufacture or provide logistic services for the majority of our supply of certain products; changes in the legal, regulatory and political environment that impact, or will impact, our business, including changes to customs or trade regulations or accounting standards; legal and regulatory proceedings that affect, or will affect, our business; and other risks and uncertainties. We caution that the factors described herein could cause actual results to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.



                           (Financial Tables To Follow)

                     ELIZABETH ARDEN, INC. AND SUBSIDIARIES
                       CONSOLIDATED INCOME STATEMENT DATA
                                  (Unaudited)
              (In thousands, except percentages and per share data)

                             Three Months Ended         Nine Months Ended
                          October 26,  October 27,   October 26,  October 27,
                              2002         2001          2002         2001
                          -----------  -----------   ----------   -----------
Net Sales                   $314,807     $286,202     $582,277     $523,897
Cost of Sales                177,738      166,737      342,577      325,177
                            --------     --------     --------     --------
Gross Profit                 137,069      119,465      239,700      198,720
Gross Profit Percentage (a)     43.5%        41.7%        41.2%        37.9%

Selling, General and
 Administrative Expenses      61,537       49,325      163,196      158,668
Depreciation and
 Amortization                  5,874        7,683       17,280       22,819
                            --------     --------     --------     --------
Total Operating Expenses      67,411       57,008      180,476      181,487

Interest Expense, Net        (11,265)     (11,622)     (32,321)     (34,303)
Other Income (Expense)            77          (50)         218          (22)

Income (Loss) Before
 Income Taxes                 58,470       50,785       27,121      (17,092)
Provision for (benefit from)
 Income Taxes                 20,738       17,340        9,455       (6,416)
                            --------     --------     --------     --------
Net Income (Loss)             37,732       33,445       17,666      (10,676)
Accretion and Dividend on
 Preferred Stock                 913          833        2,740        2,500
                            --------     --------     --------     --------
Net Income (Loss)
 Attributable to
 Common Shareholders        $ 36,819     $ 32,612     $ 14,926     $(13,176)
                            ========     ========     ========     ========
Basic Earnings (Loss)
 Per Share                  $   2.07     $   1.85     $   0.84     $  (0.77)
Diluted Earnings (Loss)
 Per Share                  $   1.64     $   1.48     $   0.77     $  (0.77)

Basic Shares                  17,765       17,617       17,733       17,187
Diluted Shares                22,980       22,538       23,040       22,855

EBITDA                      $ 75,532     $ 70,140     $ 76,504     $ 40,052
EBITDA Percentage (a)           24.0%        24.5%        13.1%         7.6%

-----------------------------------------------------------
(a) Based on the percentages of net sales for the periods.

                               -4-

              ELIZABETH ARDEN, INC. AND SUBSIDIARIES
                 CONSOLIDATED BALANCE SHEET DATA
               (Unaudited except January 31, 2002)
                          (In thousands)

                                   ---------------- As of -----------------
                                   October 26,    January 31,    October 27,
                                       2002          2002           2001
                                   ----------     -----------    -----------
Cash                                $ 14,347        $ 15,913       $ 44,737
Accounts Receivable, Net             285,367          79,720        230,391
Inventories                          199,702         192,736        214,121
Property and Equipment, Net           35,843          38,268         38,676
Brand Licenses and
 Trademarks, Net                     204,773         212,011        216,023
Total Assets                         791,198         596,765        799,143
Short-Term Debt                      125,000           7,700        133,592
Current Liabilities                  312,557         138,421        328,486
Long-Term Liabilities                333,741         334,430        326,263
Total Debt                           450,962         336,133        462,168
Preferred Stock                       14,720          11,980         11,041
Shareholders' Equity                 130,180         111,934        133,352
Working Capital                      218,618         190,290        192,401




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